                                                                    EXHIBIT 2.01

                           ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made as of July 9, 1999 (the "Effective Date"), by and among Autoweb.com, Inc., a Delaware corporation with its principal offices at 3270 Jay Street, Santa Clara, California 95054 ("Buyer"), and SalesEnhancer.com, LLC, a Georgia limited liability company with its principal offices at 2593 Due West Road, #210, Kennesaw, GA 30144 ("SE"), Solutions Management, Inc., a Georgia corporation with its principal offices at 2593 Due West Road, #210, Kennesaw, GA 30144 ("SMI"), Interactive Monitoring Systems, Inc., a Georgia corporation with its principal offices at 2593 Due West Road, #210, Kennesaw, GA 30144 ("IMS") and Jeffrey Bennett, an individual and the sole shareholder of SMI, SE and IMS ("Founder" and, collectively with SMI, SE and IMS, the "Seller").

                                R E C I T A L S
                                ---------------

     A. Seller is engaged in a broad range of businesses, including the business of developing, manufacturing, licensing, marketing and selling certain proprietary computer software products and related services (the "Enhancer Business"), which products are listed in Schedule 1.2(b)(i) and include without limitation Seller's client-server and internet based SalesEnhancer and PhoneEnhancer product lines (the "Enhancer Products").

     B. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, certain assets (including business records technology, software products, product designs and intellectual properties) of Seller related to the Enhancer Business, on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the above recitals and the mutual covenants hereinafter set forth, Buyer and Seller hereby agree as follows:

1.   PURCHASE AND SALE OF ASSETS.
     ---------------------------

     1.1  Agreement to Sell and Purchase Assets. Subject to the terms and
          -------------------------------------
conditions of this Agreement, and in reliance on the representations, warranties and covenants set forth in this Agreement, Seller agrees to sell, assign, transfer and convey to Buyer at the Closing (as defined in Section 2.3 below), and Buyer agrees to purchase and acquire from Seller at the Closing, all of Seller's right, title and interest in and to all of the Assets (as defined below). The Assets will be sold, assigned, transferred and conveyed to Buyer on the Closing Date (as hereinafter defined), free and clear of all mortgages, pledges, liens, licenses, rights of possession, security interests, restrictions, encumbrances, charges, title retention, conditional sale or other security arrangements and all claims or agreements of any nature whatsoever, except as otherwise expressly disclosed in the Seller Disclosure Letter.

     1.2  Assets Defined. As used in this Agreement, the term "Assets" means,
          --------------
collectively, all of the assets, rights and properties of Seller described in the following paragraphs of this Section 1.2, except for the Excluded Assets (as
                                              ------
defined in Section 1.3 below):

          (a)  Marketing Information; Customer Lists. All of Seller's customer
               -------------------------------------
lists (whether current or prior) and customer account histories for customers or prospective customers of the Enhancer Business, including all data regarding such customers, and all other marketing, promotional, and sales information, whether stored in written form, magnetic or electronic media or in any other form, that have been or now are related to the Enhancer Business or that have been or now are used, developed or purchased in connection with the Enhancer Business, including all competitive and expense market studies and analyses. Upon the Closing, Buyer shall acquire and have sole and exclusive ownership of, access to and use of all assets described in this Section 1.2(a).

          (b)  Technology; Products and Intellectual Property. All copies of
               ----------------------------------------------
documentation, drafts, papers, designs, drawings, schematics, diagrams, models, prototypes, software (in both source code and object code form and in any media or format and for all hardware platforms, software platforms and operating environments) including but not limited to the software products listed in
Schedule 1.2(b)(i) hereto, computer stored data, diskettes, manuscripts and
------------------
other items describing any product, development tools, testing tool or suite, application, operating system, routine, subroutine, module or other proprietary technology, together with any derivative works made or developed therefrom, that are related to or used, developed, sold, marketed or purchased in connection with the Enhancer Products and all of Seller's rights, title and interest in and to all Intellectual Property (as defined in Section 5.6 below) that is related to or used, developed or purchased in connection with the Enhancer Products (a complete list of such Intellectual Property is set forth in Schedule 1.2(b)(ii)
                                                            -------------------
hereto).

          (c)  Enhancer Business Records. All logs, books, records, files,
               -------------------------
engineering and design drawings, diagrams and other documentation depicting or specifying the designs of all the Enhancer Products, and all sales literature and sales aids, pictures, product sheets and documentation, product displays, advertising materials, manuals, computer and electronic data processing materials and correspondence relating to the Enhancer Products, and copies of all contracts, agreements, and engagements with customers and prospective customers of the Enhancer Business, (collectively, the "Customer Records") as well as copies of all licenses relating to the Enhancer Business.

          (d)  Trade Names; Trade Secrets; Domain Names. All of the know-how,
               ----------------------------------------
trademarks, trade names, and trade secrets associated with the Enhancer Products, including without limitation, the exclusive right to use the domain names "SalesEnhancer.com" and "Autoserviceclub.com" and any substantially similar name, trademark, or variant thereof.

          (e)  Tangible Assets. All equipment, inventory, furniture component
               ---------------
pieces and other tangible property listed set forth in Schedule 1.2(e) hereto
                                                       ---------------
(the "Tangible Assets").

     1.3  Excluded Assets. All assets of Seller related to or used, developed or
          ---------------
purchased in connection with the Enhancer Business that do not fall within the description of Assets set forth in Section 1.2 above are retained by Seller (the "Excluded Assets").

     1.4  Asset Transfer; Passage of Title; Delivery.
          ------------------------------------------

          (a)  Title Passage. Except as otherwise provided in this Section, upon
               -------------
the Closing, title to all of the Assets shall pass to Buyer; and Seller shall deliver to Buyer possession of all of the Assets as provided in subsection 1.4(b), and shall further deliver to Buyer proper assignments, conveyances and bills of sale sufficient to convey to Buyer good and marketable title to all the Assets, free and clear of all mortgages, pledges, liens, licenses, rights of possession, security interests, restrictions, encumbrances, charges, title retention, conditional sale or other security arrangements and all claims or agreements of any nature whatsoever, as well as such other instruments of conveyance as counsel for Buyer may reasonably deem necessary or desirable (both at and after the Closing) to effect or evidence the transfers contemplated hereby.

          (b)  Delivery of Assets. The Assets shall be delivered by Seller to
               ------------------
Buyer as follows, and all Assets shall be delivered by Seller to Buyer on the Closing Date at such locations as Buyer may request in writing; provided,
                                                                --------
however, that if such location is other than at the location at which such
-------
Assets are located on the Effective Date, then Buyer shall promptly reimburse Seller for all shipping expenses Seller incurs in delivering such Assets to Buyer at the location specified by Buyer.

2.   PURCHASE PRICE; PAYMENTS.
     ------------------------

     2.1  Purchase Price. In consideration of the sale, transfer, conveyance and
          --------------
assignment of all the Assets to Buyer at the Closing, Buyer shall pay to Seller the sum of Three Million Six Hundred Eighty Seven Thousand Five Hundred and One Dollars ($3,687,501) (the "Purchase Price"), of which One Million Four Hundred Thirty Seven Thousand Five Hundred Dollars ($1,437,500) shall be delivered by Buyer to Seller at the Closing (the "Closing Payment"), up to Two Hundred and Fifty Thousand Dollars ($250,000) shall be payable pursuant to Section 10 below (the "Escrow Amount") and up to three (3) payments of Six Hundred and Sixty Six Thousand Six Hundred and Sixty Seven Dollars ($666,667) shall be payable pursuant to the immediately following sentence (each, a "Periodic Payment"). On each of January 1, 2000, July 1, 2000 and January 1, 2001 (each, a "Periodic Payment Date"), Buyer shall pay a Periodic Payment to Seller in the event Founder has not through such Periodic Payment Date either (i) been terminated by Buyer for "cause" (as defined in the Employment Agreement attached hereto as
Exhibit 2-6A (the "Bennett Employment Agreement")) or (ii) voluntarily
------------
terminated his employment with Buyer. In the event Founder disputes Buyer's belief that it terminated Founder for "cause," the matter shall be submitted to binding arbitration and the remaining Periodic Payments shall be payable only upon a finding by the arbitrator that Founder was not terminated for "cause." The Periodic Payment amounts shall be deposited with the Escrow Agent pursuant to the Escrow Agreement (as such terms are defined in Section 10.9 hereof).

     2.2  Allocation of Purchase Price.  The Purchase Price shall be allocated
          ----------------------------
among Founder, SMI, IMS and SE as set forth on Schedule 2.2 hereto. Seller
                                               ------------
represents and warrants that to Seller's best knowledge and belief such allocation is a reasonable allocation of the relative value of the Assets being transferred by each of Founder, SMI, IMS and SE. In addition, within fifteen
(15) days of the Closing, Seller and Buyer shall agree upon an allocation of the purchase price among the Assets for each entity and such agreement shall be reduced to a writing executed by Buyer and Seller that shall be delivered by Buyer and Seller to each other (the "Purchase Price Allocation Agreement"). Any subsequent adjustments to the allocable Purchase Price shall be reflected in the Purchase Price Allocation Agreement in a manner consistent with Treasury Regulation (S)1.1060-lT(f). Each party agrees not to take any position that is adverse to or inconsistent with the Purchase Price Allocation Agreement in any tax return or other similar filing made by such party with any governmental taxing authority, including the United States Internal Revenue Service unless otherwise required by an applicable taxing authority. Nothing herein contained shall impose on either party the duty or obligation to contest any action which any taxing authority may take or any adjustment or change in such allocation which any taxing authority may make or propose. Seller and Buyer shall each be responsible for the preparation of their own Section 1060 statements and forms in accordance with applicable tax laws, and each shall execute and deliver to each other such statements and forms as are reasonably requested by the other party.

     2.3  Closing. The consummation of the purchase and sale of the Assets
          -------
contemplated hereby will take place at a closing to be held at the offices of Buyer's counsel, Fenwick & West, Two Palo Alto Square, Suite 800, Palo Alto, California (the "Closing") on July 6, 1999 (the "Closing Date"), or at such other time or date, and at such place, or by such other means of exchanging documents, as may be agreed to by the parties hereto.

3.   NO ASSUMPTION OF LIABILITY OR OBLIGATIONS.
     -----------------------------------------

With the exception of that certain Lease Agreement between Seller, Thomas Hall Fowler and Wilson, Hall & Neal Real Estate dated July 29, 1997 (the "Lease"), which Buyer shall assume, Buyer shall not assume or become obligated in any way to pay any liabilities, debts or obligations of Seller or of the Enhancer Business whatsoever (the "Excluded Liabilities") other than those contained in the Lease, including but not limited to any liabilities or obligations now or hereafter arising from or with respect to, the sale or license of any products or services of Seller, the termination by Seller of the employment of any current or future employees of Seller or any of its affiliates, any other claims brought against Seller arising from Seller's employment of any person, any duties or obligations under any existing or future employee benefit plans of Seller or any of its affiliates, any present or future obligations or liabilities of Seller or any of its affiliates to existing or future employees of Seller or any of its affiliates under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), the Federal Worker Adjustment and Retraining Act ("WARN") or any severance pay obligations of Seller or any of its affiliates, or any obligations or liabilities or arising from any breach or default by Seller of any contract, agreement or commitment of Seller.

4.   REPRESENTATIONS AND WARRANTIES OF BUYER.
     ---------------------------------------

     Buyer hereby represents and warrants to Seller that all the following statements are true, accurate and correct:

     4.1  Corporate Organization. Buyer is a corporation duly organized, validly
          ----------------------
existing, and in good standing under the laws of the State of Delaware. Buyer has all necessary corporate power and authority to enter into this Agreement and all assignments or other documents that Buyer is required to execute and deliver hereunder (the "Ancillary Documents"), and holds all permits, licenses, orders and approvals of all federal, state and local governmental or regulatory bodies necessary and required therefor.

     4.2  Power and Authority; No Default. The execution, delivery and
          -------------------------------
performance by Buyer of this Agreement and the Ancillary Documents, and the consummation of all the transactions contemplated hereby and thereby, have been duly and validly authorized by Buyer by all necessary corporate action of Buyer's Board of Directors. This Agreement and the Ancillary Documents, when executed and delivered by Buyer, will be duly and validly executed and delivered and will be the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Neither the execution and delivery of this Agreement or the Ancillary Documents by Buyer, nor the performance by Buyer of its obligations under this Agreement, will (i) violate Buyer's Certificate of Incorporation or Bylaws, (ii) result in a material violation or breach of, or permit any third party to rescind any term or provision of, or constitute a default under, any loan, note, indenture, mortgage, deed of trust, security agreement or material contract, license, lease or other agreement to which Buyer is a party or by which Buyer, or (iii) to the best of Buyer's knowledge, violate any law, statute, rule or regulation or order, writ, judgment, injunction or decree of any court, administrative agency or government body applicable to Buyer.

     4.3  Brokerage and Finder's Fees. Neither Buyer nor any of its affiliates
          ---------------------------
has employed any broker, finder or agent, or agreed to pay or incurred any brokerage fee, finder's fee or commission with respect to the transactions contemplated by this Agreement, or dealt with anyone purporting to act in the capacity of a broker, finder or agent with respect thereto as a result of which any claim for a fee can be asserted against Seller.

     4.4  Authorization for this Agreement. No authorization, approval, consent
          --------------------------------
of, or filing with any governmental department, bureau, agency, public board, authority or other third party is required for the consummation by Buyer of the transactions contemplated by this Agreement.

5.   REPRESENTATIONS AND WARRANTIES OF SELLER.
     ----------------------------------------

     Seller represents and warrants to Buyer that, except as set forth in the disclosure letter that has been delivered by Seller to Buyer prior to the Effective Date (the "Seller's Disclosure Letter"), all of the following statements are true, accurate and correct:

     5.1  Corporate Organization. Each of SMI and IMS is a corporation duly
          ----------------------
incorporated, validly existing, and in good standing under the laws of the State of Georgia. SE is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Georgia. Seller has all necessary corporate power and authority to own and use the Assets and to operate the Enhancer Business and to enter into this Agreement and all assignments or other documents that Seller is required to execute and deliver hereunder (the "Ancillary Documents"), and holds all permits, licenses, orders and approvals of all federal, state and local governmental or regulatory bodies necessary and required therefor. Seller has delivered true and correct copies as in effect on the date hereof, of (i) the Certificates of Incorporation and Bylaws of SMI and IMS and (ii) the Certificate of Formation and Operating Agreement of SE.

     5.2  Power and Authority; No Default Upon Transfer. The execution, delivery
          ---------------------------------------------
and performance by Seller of this Agreement and the Ancillary Documents, and the consummation of all the transactions contemplated hereby and thereby, have been duly and validly authorized by Seller by all necessary corporate action of SMI's and IMS's Board of Directors and shareholders and by SE's Members and Board of Managers. This Agreement and the Ancillary Documents, when executed and delivered by Seller, will be duly and validly executed and delivered and will be the valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms. Neither the execution and delivery of this Agreement or the Ancillary Documents by Seller, nor the performance by Seller of its obligations under this Agreement, will (i) violate the Certificates of Incorporation and Bylaws of SMI and IMS or the Certificate of Formation and Operating Agreement of SE, (ii) result in a material violation or breach of, or permit any third party to rescind any term or provision of, or constitute a default under, any loan, note, indenture, mortgage, deed of trust, security agreement, lease or material contract, license, lease or other agreement to which Seller is a party or by which Seller or any of the Assets is bound or (iii) violate any law, statute, rule or regulation or order, writ, judgment, injunction or decree of any court, administrative agency or government body applicable to the Seller or the Enhancer Business.

     5.3  Title. Seller has good and marketable title to all of the Assets, free
          -----
and clear of all mortgages, pledges, liens, licenses, rights of possession, security interests, restrictions, encumbrances, charges, conditional sale or other security arrangements and all claims or agreements of any nature whatsoever. Title to all the Assets is freely transferable from Seller to Buyer without obtaining the consent or approval of any person or party, except such consents and approvals as will be obtained by Seller prior to the Closing. Except for the "shrinkwrap" or other use licenses or other rights to use object code or executable code copies of third party personal computer software programs (and the copies of such software), the Assets include all of the intangible assets used in the Enhancer Business to use, create, enhance and modify the Enhancer Products software programs set forth on Schedule 1.2(b)(i).

     5.4  Litigation. There is no claim, action, suit or proceeding pending or,
          ----------
to Seller's knowledge, threatened, against Seller (including but not limited to any claim, action, suit or proceeding relating to or affecting the Enhancer Business or the Assets), at law, in equity, by way of arbitration or before any governmental department, commission, board or agency that might have a material adverse effect on the Assets, nor is Seller aware of any reasonable basis therefor. There are no judgments, decrees, injunctions or orders of any court, governmental department, commission, agency, instrumentality or arbitrator against Seller affecting the Assets.

     5.5  Contracts and Commitments. Schedule 5.5 hereto sets forth a
          -------------------------  ------------
description of all contracts, agreements, understandings and commitments of Seller related to the Enhancer Business, whether written or oral, that involve the purchase or license of any Intellectual Property (as defined in Section 5.6 below), including all customer contracts relating to the Enhancer Products and a true and correct listing, by customer and by Enhancer Product, of all deposits and fees and other monies paid by each Enhancer Business customer. Seller is not in violation, breach or default of any of the contracts, agreements or understandings listed on Schedule 5.5. Seller has delivered to Buyer true and correct copy of each of the Customer Records. A true and correct copy of Seller's standard customer product warranty for its Enhancer Products and a true and correct accounting of Seller's warranty claims experience for its Enhancer Products is set forth on Section 5.5 of the Seller Disclosure Letter. Seller represents and warrants to Buyer that the Enhancer Products and each component thereof have been and will be tested and are and will be fully capable of providing accurate results using data having date ranges spanning the twentieth
(20th) and twenty-first (21st) centuries (e.g., years 1900-2099). Without limiting the generality of the foregoing, Seller represents and warrants to Buyer that the Enhancer Products and each component thereof shall (a) manage and manipulate data involving all dates from the 20th and 21st centuries without functional or data abnormality related to such dates; (b) manage and manipulate data involving all dates from the 20th and 21st centuries without inaccurate results related to such dates; (c) have user interfaces and data fields formatted to distinguish between dates from the 20th and 21st centuries; and (d) represent all data related to include indications of the millennium, century and decade as well as the actual year.

     5.6  Intellectual Property. The term "Intellectual Property" means and
          ---------------------
includes, collectively, the worldwide rights to all patents, patent applications (including but not limited to continuations, continuations-in-part, divisionals and reissues), trademarks (whether or not registered), trade names, service marks (whether or not registered), copyrights (whether or not registered), moral rights, trademark and service mark registrations (and pending applications therefor), mask works and mask work registrations, computer software in object and source code form (whether owned by Seller, or authored or developed for Seller by any of its employees, contractors or agents), licenses, sublicenses, and franchise agreements of Seller, and all know-how, formulae, recipes, compositions by matter, processes, techniques, confidential business information, designs, patterns, shapes, inventions (whether or not patented or patentable), trade secrets, and other proprietary information (including without limitation customer lists) and technology owned by or licensed to Seller.
Schedule 1.2(b)(i) contains a true and accurate list of all products and services currently offered as part of the Enhancer Products and Schedule 1.2(b)(ii) sets forth a true and accurate list of all Intellectual Property referred to in Section 1.2(b). Seller owns, possesses, has the exclusive right to make, use, sell and license, has the right to bring actions for the infringement of, and where necessary, has made timely and proper application for, all Intellectual Property rights that are used in the Enhancer Products. Seller has not granted any third party any outstanding licenses or other rights to any of its Intellectual Property that is used in the Enhancer Products and Seller is not liable, nor has it made any contract or arrangement whereby it may become liable, to any person for any royalty or other compensation for the use of any Intellectual Property that is used in the Enhancer Products. The Intellectual Property that is used in the Enhancer Products does not infringe any patent, copyright, moral right, mask work, trade secret or proprietary right of any third party and there is no basis for such claim known to Seller. All employees and consultants of Seller and any other third parties who have been involved in product development for the Enhancer Products have executed invention assignment agreements and all employees and consultants who have access to confidential or trade secret information concerning Seller's technology or products have executed nondisclosure agreements, each effective as of the first date of service to Seller, and each substantially similar to the form of agreement attached hereto as Schedule 5.6.
                                                                  ------------

     5.7  Seller Balance Sheets. Seller has delivered to Acquirer copies of: (a)
          ---------------------
the unaudited consolidated balance sheet as of June 30, 1999 for SMI, IMS and SE (collectively, the "Balance Sheets"), copies of which are attached hereto as
Schedule 5.7A. The Balance Sheets: (i) are in accordance with the books and
-------------
records of such companies; (ii) fairly present in all material respects each such company's financial condition at the date therein indicated and the results of operations for the period therein specified; and (iii) have been prepared in accordance with GAAP applied on a consistent basis (except for the absence of any footnotes required by GAAP in the Balance Sheets and subject to customary year-end adjustments). Except as set forth in the Balance Sheets, SMI, IMS and SE do not have any debt, obligation, duty or liability of any nature including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability, regardless of whether such debt, obligation, duty or liability (i) would be required to be disclosed on a balance sheet prepared in accordance with GAAP, (ii) is immediately due and payable or (iii) was incurred after June 30, 1999. A list of each individual debt, obligation, duty or liability, including the name of the creditor and the amount of such obligation, is set forth on Schedule 5.7B hereto.
                -------------

     5.8  Brokerage and Finder's Fees. Neither Seller nor any of its affiliates
          ---------------------------
has employed any broker, finder or agent, or agreed to pay or incurred any brokerage fee, finder's fee or commission with respect to the transactions contemplated by this Agreement, or dealt with anyone purporting to act in the capacity of a broker, finder or agent with respect thereto as a result of which any claim for a fee can be asserted against Buyer.

     5.9  Compliance with Laws. In the operation of the Enhancer Business,
          --------------------
Seller has, to the best of Seller's knowledge, duly complied with all applicable laws, rules, regulations and orders of federal, state, local and foreign governments (including but not limited to all export control laws and regulations of the United States of America or any governmental, authority or agency of the United States government), except where the failure to comply would not have a materially adverse effect on the Assets or the Enhancer Business, and Seller is not in default with respect to any order, judgment, writ, injunction, decree, award, rule or regulation of any court, governmental or regulatory body or arbitrator which restrains or limits the operations of the Enhancer Business or the use of the Assets.

     5.10  Authorization for this Agreement. No authorization, approval, consent
           --------------------------------
of, or filing with any governmental department, bureau, agency, public board, authority or other third party is required for the consummation by Seller of the transactions contemplated by this Agreement.

     5.11  Taxes. At the Closing, and upon the date of any subsequent transfer
           -----
of Assets to Buyer in accordance with this Agreement, there will be no federal, state or local tax liens against any of the Assets to be transferred to Buyer hereunder. Seller has paid or will pay, when due, any federal, state or local taxes attributable to periods prior to the Effective Date with respect to the Assets or the Enhancer Business which, if unpaid, may result in a lien against any of the Assets.

     5.12  Employees; Employee Benefit Plans. Attached hereto as Schedule 5.12
           ---------------------------------                     -------------
is a complete list of Seller's employees, consultants and other individuals or entities whose work relates to, or has related to, the Enhancer Business at any time prior to the Closing (each, a "Service Provider"), including (i) a description of the title and responsibilities of each such employee, (ii) the current compensation payable to each such Service Provider, (iii) the date of hire and the date and amount of last compensation adjustment and any contract, agreement, understanding or ongoing commitment of Seller to such Service Provider, whether or not in written form and (iv) the date and title of any written agreement that was executed by such Service Provider. Seller has no pension, retirement, profit sharing, deferred compensation agreements, severance, stock, stock options, bonus or other incentive plans or other employee benefit plans or other employee benefit plans or arrangements, maintained by Seller for any of its employees, including all "Employee Benefit Plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

     5.13  Condition and Sufficiency of Assets. Each of the Tangible Assets
           -----------------------------------
included in the Assets is in good working condition and repair, ordinary wear and tear excepted, and is suitable for the purposes for which it is presently used, except where failure of such assets to be in such condition would not have a material adverse effect on the Enhancer Business taken as a whole. The current location, original cost, depreciation and current book value of all Tangible Assets is set forth in Section 5.14 of the Seller Disclosure Letter. Following the Closing, Buyer will have all assets and consents necessary to conduct and operate the Enhancer Business substantially as it has been conducted and operated during the most recent 24 months.

     5.14  Access to Code. To the best of Seller's knowledge, no former employee
           --------------
or consultant of Seller has possession of any software (in source code or object code form) that is part of the Enhancer Products.

     5.15  Tax Advice. Sellers have been advised by their own advisers
           ----------
concerning the tax treatment of the sale of the Assets and the other transactions contemplated by this Agreement and are not relying on Buyer or any of its agents for any advice concerning such tax consequences.

     5.16  Material Misstatements or Omissions. No representation or warranty by
           -----------------------------------
Seller in this Agreement, or in any document, statement, certificate or schedule furnished or to be furnished to Buyer by (or on behalf of) Seller pursuant thereto, contains, or will when furnished contain, any untrue statement of a material fact, or omits, or will then omit to state, a material fact necessary to make any statement of facts contained herein or therein not materially misleading. There have been no events or transactions, or information which has come to the attention of Seller which, as related directly to Seller, the Enhancer Business or the Assets, could reasonably be expected to have a material adverse effect on the business, operations, affairs, prospects or condition of the Enhancer Business or the Assets.

6.   COVENANTS OF BUYER.
     ------------------

     6.1  Confidential Information. All copies of financial information,
          ------------------------
marketing and sales information, pricing, marketing plans, business plans, financial and business projections, manufacturing processes and procedures, formulae, methodologies, inventions, product designs, product specifications and drawings, and other confidential and/or proprietary information of Seller disclosed to Buyer in the course of negotiating the transaction contemplated by this Agreement ("Seller Confidential Information") will be held in confidence and not used or disclosed by Buyer or any of its employees, affiliates or stockholders for a period of [one (1)] year from the Effective Date and will be promptly destroyed by Buyer or returned to Seller, upon Seller's written request to Buyer; provided, however that from and after the Closing, the foregoing
          --------  -------
covenant shall not be applicable to any Seller Confidential Information included in the Assets. Buyer's employees, affiliates and stockholders will not be given access to Seller Confidential Information except on a "need to know" basis. It is agreed that Seller Confidential Information will not include information
                                                    ---
that: (a) is known to Buyer prior to receipt of such information from Seller;
(b) is disclosed by a third party having the legal right to disclose such information and who owes no obligation of confidence to Seller; (c) is now, or later becomes part of the general public knowledge or literature in the art, other than as a result of a breach of this Agreement by Buyer; or (d) is independently developed by Buyer without the use of any Seller Confidential Information.

     6.2  Stock Options.  In addition to those obligations set forth in the
          -------------
Bennett Employment Agreement and the Employment Agreement with Mark Rusnak, a form of which is attached hereto as Exhibit 2.6B, (collectively, with the
                                    ------------
Bennett Employment Agreement, the "Employment Agreements"), Buyer shall grant to each former Seller employee that accepts employment with Buyer stock options to purchase shares of Buyer's common stock pursuant to Buyer's Equity Incentive Plan. Such options shall have an exercise price calculated in accordance with Buyer's customary procedures and shall vest 25% at the end of the first year anniversary of such grant and in equal monthly installments over the following three (3) years.

     6.3  No Relocation.  Buyer shall not require any former Seller employee
          -------------
that accepts employment with Buyer to relocate from Georgia as a condition of employment with Buyer.

     6.4  Survival of Covenants. The covenants set forth in Sections 6.1, 6.2
          ---------------------
and 6.3 above shall survive the Closing. In addition, the covenants set forth in Section 6.1 shall survive the termination of this Agreement for any reason.

7.   COVENANTS OF SELLER.
     -------------------

     Seller covenants and agrees with Buyer as follows:

     7.1  Protection of Assets. From the Effective Date to the Closing Date,
          --------------------
Seller agrees to use reasonable efforts to retain its employees, to protect and preserve the Assets, and to preserve the goodwill of its customers, suppliers, and others having business relations with the Enhancer Business. Without limiting the generality of the foregoing, without Buyer's prior written consent, Seller shall: (a) not engage in any transaction that would be inconsistent with any representation or warranty of Seller set forth herein or which would cause a breach of any such representation or warranty; (b) not sell, transfer, convey, assign, lease, license or otherwise dispose of any of the Assets; (c) not mortgage or otherwise encumber any of the Assets; (d) conduct the business of SMI, SE and IMS in the ordinary course and will not enter into any transaction or agreement or take any action other than in the ordinary course and in a reasonable and prudent manner, consistent with past practices; (e) use its best efforts to preserve its existing relationships with employees, customers, suppliers and the like of SMI, SE and IMS; (f) use its best efforts to preserve and protect its properties and assets of SMI, SE and IMS; (g) not enter into any extraordinary transactions nor issue nor grant any securities or any rights, options, warrants or debt convertible into or exercisable or exchangeable for any securities of SMI, SE and IMS; (h) not change the terms (including acceleration of vesting) of any outstanding stock option or other security of SMI, SE and IMS and (i) not incur any liabilities of SMI, SE and IMS other than in the ordinary course, consistent with past practices. Seller will inform Buyer in writing as to Seller's entry into any material commitments or obligations (including without limitation agreeing or otherwise committing with any third party to license or develop any material technology or to sell, purchase or lease any material property or asset), pledge, subject to a lien, or grant a security interest in, or otherwise encumber, any of the Assets.

     7.2  Access to Information. From the Effective Date to the Closing Date,
          ---------------------
Seller will afford to the representatives of Buyer, including its counsel and auditors, during normal business hours, access to any and all of the Assets and information with respect to the Enhancer Products to the end that Buyer may have a reasonable opportunity to make such a full investigation of the Assets in advance of the Closing Date as it shall reasonably desire, and the officers of Seller will confer with representatives of Buyer and will furnish to Buyer, either orally or by means of such records, documents, and memoranda as are available or reasonably capable of preparation, such information as Buyer may reasonably request.

     7.3  Consent of Third Parties. From the Effective Date to the Closing Date,
          ------------------------
Seller shall obtain the consent in writing of all persons necessary to permit Seller to assign and transfer all of the Assets (including but not limited to copies of the Customer Records) to Buyer, free and clear of all liens, security interest, restrictions, claims and encumbrances and to perform its obligations under, and to conclude the transactions contemplated by, this Agreement in order that the performance hereof will not result in the termination of, or any violation, breach or default under, any material contracts, agreements, obligations, leases, permits or licenses to which Seller is a party or by which any of Seller's property is bound.

     7.4  Further Assurances. From and after the Closing Date, Seller shall
          ------------------
promptly execute and deliver to Buyer any and all such further assignments, endorsements and other documents as Buyer may reasonably request for the purpose of effecting the transfer of Seller's title to the Assets to Buyer and/or carrying out the provisions of the Agreements. Seller hereby appoints Buyer as its attorney-in-fact for the limited purpose of executing such assignments, endorsements and other documents should Seller be unable or unwilling to do so.

     7.5  Covenants Not to Compete.
          ------------------------

          (a)  Covenants. Subject to the following provisions of this Section
               ---------
7.5, as a material inducement and consideration for Buyer to enter into this Agreement, for a period commencing on the Closing Date and continuing through the second anniversary of the Closing Date (the "Restricted Period"), neither Founder nor any other Seller shall, within any state of the United States, any province of Canada or any country that is a member of the European Community, directly or indirectly, carry on any business, or own (in whole or in part), operate, advise, assist or lend funds to or invest funds in, any person, firm, partnership, business, corporation or other entity which competes, in whole or in part, with the Enhancer Products or any other products and services then offered by Buyer. This Section shall not prohibit the ownership by Founder or any other Seller as a passive investor only, of an aggregate of not more than one percent (1%) of the total stock or other equity interests of any company or partnership whose stock or equity interests are publicly traded on a national stock exchange or in the over-the-counter market. During the Restricted Period, Founder and each other Seller further agrees not to interfere with, disrupt or attempt to disrupt the relationship between Buyer and any third party, including without limitation any customer, supplier or employee of Buyer, and not to endorse or otherwise promote or support any product or service competitive to Buyer's, including without limitation the Enhancer Products.

          (b)  Remedy. In the event of a breach of any of the covenants set
               ------
forth in this Section 7.5, Buyer shall be entitled to recover all damages resulting from said breach, and to an injunction against the Seller restraining such breach in addition to any other remedies provided by law or equity. In the event that any covenant in this Section is held to be invalid, illegal or unenforceable by any court of competent jurisdiction or any other governmental authority, it is agreed and understood that such covenant shall not be voided but rather shall be construed to impose limitations upon Seller's activities no greater than allowable under then applicable law.

     7.6  Use of Names "SalesEnhancer.com", "PhoneEnhancer.com" and
          ---------------------------------------------------------
"Autoserviceclub.com". From and after the Closing Date, Seller shall cease to
---------------------
use the trademarks and trade names "SalesEnhancer.com", "PhoneEnhancer.com" and "Autoserviceclub.com" or any similar name, without the prior written consent of Buyer.

     7.7  Confidential Information. All copies of financial information,
          ------------------------
marketing and sales information, pricing, marketing plans, business plans, financial and business projections, manufacturing processes and procedures, formulae, methodologies, inventions, product designs, product specifications and drawings, and other confidential and/or proprietary information of Buyer disclosed to Seller in the course of negotiating the transaction contemplated by this

Agreement ("Buyer Confidential Information") will be held in confidence and not used or disclosed by Seller or any of its employees, affiliates or stockholders for a period of [five (5)] years from the Closing Date and will be promptly destroyed by Seller or returned to Buyer, upon Buyer's written request to Seller. Seller's employees, affiliates and stockholders will not be given access to Buyer Confidential Information except on a "need to know" basis. It is agreed that Buyer Confidential Information will not include information that: (a) is
                                         ---
known to Seller prior to receipt of such information from the Buyer; (b) is disclosed by a third party having the legal right to disclose such information and who owes no obligation of confidence to the Buyer; (c) is now, or later becomes part of the general public knowledge or literature in the art, other than as a result of a breach of this Agreement by Seller; or (d) is independently developed by Seller without the use of any Buyer Confidential Information.

     7.8   Exclusivity. Seller will not, and will not permit any of its
           -----------
affiliates to, (i) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to any acquisition or purchase of the Enhancer Business Expense or any of its Assets, or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any attempt by any person to do any of the foregoing. Seller will notify Buyer immediately if any person makes such an offer, proposal, inquiry or contact.

     7.9   Payment of Creditors. Within thirty (30) days of the Closing, Seller
           --------------------
agrees to use the Closing Payment to fully extinguish the obligations of each creditor of Seller, including but not limited to those set forth on Schedule 5.7B hereof.

     7.10  License Agreement. Within thirty (30) days of the Effective Date,
           -----------------
Founder shall use his best efforts to have the License Agreement attached hereto as Exhibit 7.10, signed by the dealers set forth on Schedule 7.10 hereto that have licensed a client-server software product from Seller.

     7.11  Survival of Covenants. Each of the covenants set forth in Sections
           ---------------------
7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.10 and this Section 7.11 shall survive the
Closing. The covenants set forth in Section 7.7 above shall, in addition, survive the termination of this Agreement for any reason.

8.   CONDITIONS TO CLOSING.
     ---------------------

     8.1   Conditions to Buyer's Obligations. The obligations of Buyer hereunder
           ---------------------------------
shall be subject to the satisfaction and fulfillment of each of the following conditions, except as Buyer may expressly waive the same in writing:

          (a)  No Material Adverse Change. From the Effective Date through the
               --------------------------
Closing Date, there shall have been no material adverse change in the Assets or the Enhancer Business.

          (b)  Conduct of Enhancer Business in Ordinary Course.  From the
               -----------------------------------------------
Effective Date through the Closing Date, Seller shall have conducted the Enhancer Business only in the ordinary course, consistent with Seller's past practices, except for actions expressly permitted by this Agreement, matters incident to carrying out this Agreement, or such further matters as may be consented to by Buyer in writing.

          (c)  Accuracy of Representations and Warranties on Closing Date. The
               ----------------------------------------------------------
representations and warranties made herein by Seller (as qualified by Seller's Disclosure Letter which shall be updated as of the Closing Date) shall be true and correct in all material respects, and not misleading in any material respect, on and as of the date given, and on and as of the Closing Date with the same force and effect as though such representations and warranties were made on and as of the Closing Date.

          (d)  Compliance. As of the Closing Date, Seller shall have complied in
               ----------
all material respects with, and shall have fully performed, in all material respects, all conditions, covenants and obligations of this Agreement imposed on Seller and required to be performed or complied with by Seller at, or prior to, the Closing Date.

          (e)  Delivery of Assets. Seller shall have delivered, and Buyer shall
               ------------------
shall have received, the Assets.

          (f)  Delivery of Closing Documents. Seller shall have delivered, and
               -----------------------------
Buyer shall have received, the documents described in Section 9.2 hereof.

          (g)  Seller's Consents Obtained. All consents and approvals required
               --------------------------
to be obtained by Seller shall have been obtained, including but not limited to the approval of authorizing the execution and delivery by Seller of this Agreement, all related agreements, the consummation of the transactions contemplated hereby and thereby and the waiver of amounts to be received by Founder from treatment under Section 280G of the Code, the Internal Revenue Code of 1986, as amended (the "Code") by Founder.

     8.2  Conditions to Seller's Obligations. The obligations of Seller
          ----------------------------------
hereunder shall be subject to the satisfaction and fulfillment of each of the following conditions, except as Seller may expressly waive the same in writing:

          (a)  Accuracy of Representations and Warranties on Closing Date. The
               ----------------------------------------------------------
representations and warranties made herein by Buyer in Section 4 hereof shall be true and correct in all material respects, and not misleading in any material respect, on and as of the date given, and on and as of the Closing Date with the same force and effect as though such representations and warranties were made on and as of the Closing Date.

          (b)  Compliance. Buyer shall have complied in all material respects
               ----------
with, and shall have fully performed, the terms, conditions, covenants and obligations of this Agreement imposed thereon to be performed or complied with by Buyer at, or prior to, the Closing Date.

          (c)  Delivery of Closing Documents. Buyer shall have delivered, and
               -----------------------------
Seller and shall have received, the documents described in Section 9.1 hereof.

9.   CLOSING OBLIGATIONS.
     -------------------

     9.1  Buyer's Closing Obligations. At the Closing, Buyer shall deliver to
          ---------------------------
Seller the following:

          (a) A certificate signed by the President or Chief Financial Officer of Buyer, on behalf of Buyer, to the effect that the representations and warranties of Buyer made in the Agreement are true and correct in all material respects as of the Closing Date and that Buyer has fully performed all of its pre-closing commitments hereunder;

          (b) A certified copy of the resolutions of the Board of Directors of Buyer authorizing the execution and delivery by Buyer of this Agreement, and all related agreements, and the consummation of the transactions contemplated hereby and thereby;

          (c) Payment of the Purchase Price by delivery to Seller of a wire transfer or check payable to Seller's order in the amount of the Payment;

          (d) The Employment Agreements, in the form attached hereto as Exhibit 2.6A and Exhibit 2.6B, signed by an authorized officer of Buyer on behalf of Buyer; and

          (e) The Assignment, Bill of Sale and Assumption Agreement, in the form attached hereto as Exhibit 4.2, signed by an authorized officer of Buyer on behalf of Buyer.

     9.2  Seller's Closing Obligations. At the Closing, Seller shall deliver to
          ----------------------------
Buyer the following:

          (a) The Assets, or if Seller has delivered the Assets to Buyer prior to the Closing, a certificate signed by an officer of Seller, on behalf of Seller, to the effect that the Assets have been earlier delivered to Buyer;

          (b) A certified copy of the resolutions of (i) the Board of Directors and the shareholders of SMI and IMS, and (ii) the Board of Managers and the Members of SE;

          (c) A certificate signed by the President of SMI, IMS and SE, on behalf of each such company, to the effect that the representations and warranties of Seller made herein are true and correct in all material respects as of the Closing Date and that Seller has fully performed all its pre-closing obligations hereunder;

          (d)  The Employment Agreements, in the forms attached hereto as
Exhibit 2.6A and 2.6B, signed by each party thereto other than Buyer;

          (e) The Assignment, Bill of Sale and Assumption Agreement, in the form attached hereto as Exhibit 4.2, signed by each party thereto other than Buyer;

          (f) The Assignment and Waiver Agreement attached hereto as Exhibit 9.2(f), signed by each party thereto other than Buyer;

          (g) Such specific assignments and other instruments of conveyance as Buyer and/or Buyer's counsel may reasonably request; and

          (h)  All consents required to be obtained by Seller pursuant to
Section 7.3.

10.  SURVIVAL OF WARRANTIES AND INDEMNIFICATION.
     ------------------------------------------

     10.1  Survival of Warranties. All representations and warranties made by
           ----------------------
Seller or Buyer herein, or in any certificate, schedule or exhibit delivered pursuant hereto, shall survive the Closing for a period of three (3) years after the Closing Date except that all representations contained in Section 5.11 shall survive until the expiration of the applicable statute of limitations (including extensions).

     10.2  Indemnified Losses. For the purpose of this Section 10.2 and when
           ------------------
used elsewhere in this agreement, "Loss" shall mean and include any and all liability, loss, damage, claim, expense, cost, fine, fee, penalty, obligation or injury including, without limitation, those resulting from any and all actions, suits, proceedings, demands, assessments, judgments, award or arbitration, together with reasonable costs and expenses including the reasonable attorneys' fees and other legal costs and expenses relating thereto.

     10.3  Indemnification by Seller. Subject to the provisions and limitations
           -------------------------
set forth in this Section 10, Seller agrees to defend, indemnify and hold harmless Buyer, any parent, subsidiary or affiliate of Buyer and any director, officer, employee, stockholder, agent or attorney of Buyer or of any parent, subsidiary or affiliate of Buyer (collectively, the "Buyer Indemnitees") from and against any Loss which arises out of or results from:

           (a) any breach of any covenant, or the inaccuracy or untruth of any representation or warranty of Seller made herein, including but not limited to those contained in Sections 2.2, 5 and 7 of this Agreement;

           (b) taxes, assessments and other governmental charges of any kind or nature whatsoever, including without limitation any withholding, social security or unemployment levies, arising out of, or payable with respect to, Seller's business operations;

           (c) any demand, claim, debt, suit, cause of action or proceeding made or asserted by a stockholder, creditor, receiver, or trustee in bankruptcy of Seller asserting that the transfer of the Purchased Assets to Buyer hereunder constitutes a bulk sale, bulk transfer, fraudulent conveyance, fraudulent transfer, or constitutes a preference under any applicable state or federal law, including but not limited to the United States Bankruptcy Code;

           (d) any demand, claim, debt, suit, cause of action, arbitration or other proceeding (including, but not limited to, a warranty claim, a strict product liability claim or any other claim) that is made or asserted by any third party that relates to any product or service, that was sold, licensed or otherwise provided by Seller to any Enhancer Business customer;

           (e) any demand, claim, debt, suit, cause of action or proceeding made or asserted by any employee or independent contractor or any former employee or independent contractor of Seller, that relates in any manner to any termination by Seller of its employment or the services of such employee or independent contractor or any other matter relating to Seller's employment of such employee or independent contractor; or

           (f) any of the Excluded Liabilities and any claim, suit, action, loss, judgment, award, damages, debt, liability, costs and expenses incurred or suffered by Buyer in connection with any Excluded Liabilities.

     10.4  Indemnification By Buyer. Subject to the provisions and limitations
           ------------------------
set forth in this Section 10, Buyer agrees to defend, indemnify and hold harmless Seller, any parent, subsidiary or affiliate of Seller and any director, officer, employee, stockholder, agent or attorney of Seller or of any parent, subsidiary or affiliate of Seller (collectively, the "Seller Indemnitees") from and against and in respect of any Loss which arises out of or results from any breach by Buyer of any covenant, or the inaccuracy or untruth of any representation or warranty of Buyer made herein, including but not limited to those contained in Sections 4 and 6 of this Agreement, and from any Loss incurred by Seller that is both (i) related to Buyer's operation of the Enhancer Business subsequent to Closing and (ii) not due, in whole or in part, to a breach of any representation, warranty or covenant of Seller set forth in this Agreement.

     10.5  Procedures for Indemnification. If any action, suit or proceeding
           ------------------------------
shall be commenced against, or any claim or demand be asserted against, Seller or Buyer, as the case may be, in respect of which Seller or Buyer is entitled to demand indemnification under Section 10 of this Agreement, then as a condition precedent thereto, the party seeking indemnification ("Indemnitee") shall promptly notify the other party ("Indemnitor") in writing to that effect, and with reasonable particularity and with reference to the applicable provision(s) of this Agreement. The Indemnitor shall have the right to assume the entire control of the defense, compromise or settlement of such action, suit, proceeding or claim and including the selection of counsel, subject to the right of the Indemnitee to participate (at its expense and with counsel of its choice) in the defense, compromise or settlement of such action, suit, proceeding, claim or demand, and in connection therewith, the Indemnitee shall cooperate fully in all respects with the Indemnitor in any such defense, compromise or settlement. The Indemnitor will not compromise or settle any such action, suit, proceeding, claim or demand without the prior written consent of the Indemnitee, which consent will not be unreasonably withheld or delayed. So long as the Indemnitor is defending in good faith any such action, suit, proceeding, claim or demand asserted by a third party against the Indemnitee, the Indemnitee shall not settle or compromise such action, suit, proceeding, claim or demand without the prior written consent of the Indemnitor, which consent will not be unreasonably withheld or delayed. The Indemnitee shall make available to the Indemnitor or its agents all records and other materials in the Indemnitee's possession reasonably required for contesting any third party claim or demand. If the Indemnitor shall fail to promptly and adequately defend any such action, suit, proceeding, claim or demand, then the Indemnitee may defend, through counsel of its own choosing, such action, suit, proceeding, claim or demand and (so long as Indemnitee gives the Indemnitor at least ten (10) days' notice of the terms of the proposed settlement thereof and permits the Indemnitor to then undertake the defense thereof if Indemnitor objects to the proposed settlement) to settle such action, suit, proceeding, claim or demand and to recover from the Indemnitor the amount of such Losses.

     10.6  Period for Making Claims. A claim for indemnification under this
           ------------------------
Section 10:

           (a) must be brought, if at all, at any time within three (3) years after the Closing Date, with respect to any claim or claims for indemnification under this Section 10 not described in subsection 10.6(b) below; and

           (b) may be brought at any time up to expiration of the applicable statute of limitations (including extensions) with respect to any claim for indemnification relating to or based upon the provisions of Section 5.10.

     10.7  Limitations on Indemnification Obligations; Baskets.
           ---------------------------------------------------

           (a)  Limitations on Seller. Notwithstanding anything herein to the
                ---------------------
contrary, in no event shall Seller incur any liability for indemnification under this Section 10 unless and until the aggregate amount of all Loss incurred by Buyer (or any other Buyer Indemnitee) for which Buyer or such other Buyer Indemnitee seeks indemnification from Seller hereunder exceeds the aggregate sum of Twenty Thousand Dollars ($20,000); provided, however, that when the aggregate
                                      --------  -------
amount of all such Loss incurred by Buyer and/or such other Buyer Indemnitees exceeds Twenty Thousand Dollars ($20,000), then Seller shall thereafter be liable for all such Loss (including the first Twenty Thousand Dollars ($20,000) of such Loss). Notwithstanding anything herein to the contrary, in no event shall Seller incur any liability for indemnification under this Section 10, once the aggregate liability of Seller for indemnification under this Section 10 exceeds the Purchase Price. The limitations set forth in this Section 10.7(a) shall not apply to any claim for indemnification which arises out of or results from the fraud or willful misconduct of Seller.

           (b)  Limitations on Buyer. Notwithstanding anything herein to the
                --------------------
contrary, in no event shall Buyer incur any liability for indemnification under this Section 10 unless and until the aggregate amount of all Loss incurred by Seller or any other Seller Indemnitee for which Seller or such other Buyer Indemnitee seeks indemnification from Buyer hereunder exceeds the aggregate sum of Twenty Thousand Dollars ($20,000); provided, however, that when the aggregate
                                      --------  -------
amount of all such Loss incurred by Seller and/or such other Seller Indemnitees exceeds Twenty Thousand Dollars ($20,000), then Buyer shall thereafter be liable for all such Loss (including the first Twenty Thousand Dollars ($20,000) of such Loss). Notwithstanding anything herein to the contrary, in no event shall Buyer incur any liability for indemnification under this Section 10, once the aggregate liability of Buyer for indemnification under this Section 10 exceeds the Purchase Price. The limitations set forth in this Section 10.7(b) shall not apply to any claim for indemnification which arises out of or results from the fraud or willful misconduct of Buyer.

     10.8  Right to Offset. Notwithstanding anything to the contrary in this
           ---------------
Agreement, Buyer may notify the Escrow agent to withhold and set off against any Periodic Payment any amounts as to which Seller is obligated to indemnify Buyer pursuant to the breach of any covenant, or the inaccuracy or untruth of any representation or warranty of Seller, related to Seller's representations and warranties contained in Section 5.6 hereof or maintenance or other obligations due to Seller's client-server customers that have purchased products or services from Seller within the twelve (12) months preceding the Closing. The Escrow Agent shall pay to Seller the amount of the Periodic Payment which exceeds the estimated value of the claim. The balance shall be delivered to Buyer unless Seller provides written notice to Escrow Agent that Seller contests such claims within fifteen
(15) days of such date, in which case such funds shall be held by the Escrow Agent.

     10.9  Escrow Amount and Periodic Payment Amounts.  The Escrow Amount and
           ------------------------------------------
Periodic Payment Amounts shall be held by State Street Bank and Trust Company of California, N.A. (the "Escrow Agent") pursuant to the terms of that certain Escrow Agreement substantially in the form attached hereto as Exhibit 10.9 (the
                                                              ------------
"Escrow Agreement"). If Buyer has not delivered claims for indemnification to Seller on or before the first anniversary of the Closing Date, all of the Escrow Amount shall be paid promptly to Seller with no interest thereon. Likewise, if no claims have been made as set forth herein the Periodic Payments shall be paid promptly to Seller as they become due. If Buyer has delivered one or more claims for indemnification to Seller on or before any Periodic Payment due date, Buyer shall direct Escrow Agent to pay to Seller promptly on such due date an amount equal to such Escrow Amount or Periodic Payment amount less an amount reasonably estimated by Buyer to cover any unresolved claims calculated in accordance with the limitations set forth in Section 10 hereof. The balance shall be delivered to Buyer unless Seller provides written notice to Escrow Agent that Seller contests such claims within fifteen (15) days of such date, in which case such funds shall be held by the Escrow Agent.

11.  MISCELLANEOUS.
     -------------

     11.1  Expenses.  Buyer shall bear its own expenses (including without
           --------
limitation attorneys' and accountant's fees) and Founder shall bear Seller's and his own expenses (including without limitation attorney's and accountant's fees) in connection with the negotiation and consummation of the transaction contemplated hereby. In addition, Founder shall reimburse Buyer for any amount in excess of Twenty-Five Thousand Dollars ($25,000) for costs incurred by Buyer to engage a nationally-recognized accounting firm to audit the financial records of SMI, IMS and SE.

     11.2  Notices. Any notice required or permitted to be given under this
           -------
Agreement shall be in writing and shall be personally or sent by certified or registered United States mail, postage prepaid, or sent by nationally recognized overnight express courier and addressed as follows:

           (a)   If to Sellers:    SalesEnhancer.com, LLC
                 -------------
                                   Solutions Management, Inc.
                                   Interactive Monitoring Systems, Inc.
                                   2593 Due West Road, #210
                                   Kennesaw, GA 30144
                                   Attention: President


                                   Jeffrey Bennett
                                   2593 Due West Road, #210
                                   Kennesaw, GA 30144
                                   Attention: President


                 With copy to:     Moore Ingram Moore & Steele LLP
                 ------------
                                   192 Anderson Street
                                   Marietta, GA 30060
                                   Attention: J. Brian O'Neil, Esq.


           (b)   If to Buyer:      Autoweb.com, Inc.
                 -----------
                                   3270 Jay Street
                                   Santa Clara, CA 95054
                                   Attention: President

                 With copy to:     Fenwick & West LLP
                 ------------
                                   Two Palo Alto Square, Suite 800
                                   Palo Alto, CA 94306
                                   Attention: William R. Schreiber, Esq.

     11.3  Entire Agreement; Captions. This Agreement, the Schedules hereto
           --------------------------
(which are incorporated herein by reference) and the agreements to be executed and delivered in connection herewith, together constitute the entire agreement and understanding between the parties and there are no agreements or commitments with respect to the transactions contemplated herein except as set forth in this Agreement. This Agreement supersedes any prior offer, agreement or understanding between the parties with respect to the transactions contemplated hereby. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

     11.4  Amendment; Waiver. Any term or provision of this Agreement may be
           -----------------
amended only by a writing signed by Seller and Buyer. The observance of any term or provision of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound by such waiver. No waiver by a party of any breach of this Agreement will be deemed to constitute a waiver of any other breach or any succeeding breach.

     11.5   No Third Party Beneficiaries. Nothing expressed or implied in this
            ----------------------------
Agreement is intended, or shall be construed, to confer upon or to give any person, firm or corporation, other than the parties hereto, any rights or remedies under or by reason of this Agreement.

     11.6   Execution in Counterparts. For the convenience of the parties, this
            -------------------------
Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     11.7   Assignment. This Agreement may not be assigned by any party hereto
            ----------
without the prior written consent of each other party; except that Buyer may
                                                       ------
assign this Agreement (and all related agreements) by operation of law or in connection with any merger, consolidation or sale of all or substantially all Buyer's assets or in connection with any similar transaction.

     11.8   Benefit and Burden. This Agreement shall be binding upon, shall
            ------------------
inure to the benefit of, and be enforceable by and against, the parties hereto and their respective successors and permitted assigns.

     11.9   Governing Law. This Agreement shall be governed by and construed in
            -------------
accordance with the internal laws of the State of California (excluding application of any choice of law doctrines that would make applicable the law of any other state or jurisdiction) and, where appropriate, applicable federal law.

     11.10  Severability. If any provision of this Agreement is for any reason
            ------------
and to any extent deemed to be invalid or unenforceable, then such provision shall not be voided but rather shall be enforced to the maximum extent then permissible under then applicable law and so as to reasonably effect the intent of the parties hereto, and the remainder of this Agreement will remain in full force and effect. Nothing herein will be deemed to contradict the provisions of
Section 7.5 hereof.

     11.11  Attorneys' Fees. Should a suit or arbitration be brought to enforce
            ---------------
or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees to be fixed in amount by the Court or the Arbitrator(s) (including without limitation costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit or arbitration, as applicable, regardless of whether such suit or arbitration proceeds to a final judgment or award.

     11.12. Arbitration. The parties hereto shall submit to mandatory binding
            -----------
arbitration in any controversy or claim arising out of, or relating to, this Agreement or any breach hereof, provided, however, that Buyer retains its right
                                --------  -------
to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. Such arbitration shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association in effect at that time in its San Jose, California offices, and judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

                 [Remainder of Page Left Intentionally Blank]

     IN WITNESS WHEREOF, Buyer and Seller executed and delivered this Agreement by their duly authorized representatives as of the Effective Date.

     SELLER:                            BUYER:

     Solutions Management, Inc.         Autoweb.com., Inc.


     By:  /s/ Jeffrey Bennett           By:  /s/ S M Hedgpeth
        --------------------------         --------------------------------
                                             Samuel Hedgpeth

     Its: President                     Its:  Vice President of Finance
         -------------------------          -------------------------------
                                                and Administration & CFO


     SalesEnhancer.com, LLC


     By:  /s/ Jeffrey Bennett
        --------------------------

     Its: President
         -------------------------


     Interactive Monitoring Systems, Inc.


     By:  /s/ Jeffrey Bennett
        --------------------------

     Its:  President
         -------------------------


     Jeffrey Bennett


     /s/ Jeffrey Bennett
     -----------------------------

                            EXHIBITS AND SCHEDULES
                            ----------------------

     Schedule 1.2(b)(i)        Seller's Enhancer Products

     Schedule 1.2(b)(ii)       Seller's Intellectual Property

     Schedule 1.2(e)           Seller's Tangible Assets

     Schedule 2.2              Purchase Price Allocation

     Exhibit 2.6A              Bennett Employment Agreement

     Exhibit 2.6B              Rusnak Employment Agreement

     Exhibit 4.2               Assignment, Bill of Sale and Assumption Agreement

     Schedule 5.5              Seller Customer Contracts

     Schedule 5.6              Form of Employee Nondisclosure Agreement

     Schedule 5.7A             Seller Balance Sheets

     Schedule 5.7B             Seller Creditors

     Schedule 5.12             Seller's Service Providers

     Schedule 7.10             Seller's Licenses

     Exhibit 7.10              Dealer License Agreement

     Exhibit 9.2(f)            Assignment and Waiver Agreement

     Exhibit 10.9              Escrow Agreement